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                                                                    EXHIBIT 23.2

The Board of Directors
Petroleum Helicopters, Inc.:


We consent to incorporation by reference in the registration statements No. 33-51617 and No. 333-02025 on Form S-8 of Petroleum Helicopters, Inc. of our report dated June 11, 1999, relating to the consolidated balance sheet of Petroleum Helicopters, Inc. and subsidiaries as of April 30, 1999, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the two-year period ended April 30, 1999, and the related schedule, which report appears in the December 31, 2000, annual report on Form 10-K of Petroleum Helicopters, Inc.


KPMG LLP


New Orleans, Louisiana
March 29, 2001